 As Filed with the Securities and Exchange Commission on October 24, 2001

                                                     Registration No. 333-69738
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            Amendment No. 1 to

                                   Form S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

       Progress Energy, Inc.                   North Carolina                       56-2155481
  Progress Energy Capital Trust I                 Delaware                          56-6573406
 Progress Energy Capital Trust II                 Delaware                          56-6573407
 Progress Energy Capital Trust III                Delaware                          56-6573408
     (Exact name of registrant            (State of incorporation)               (I.R.S. Employer
   as specified in its charter)                                                Identification No.)

                           410 S. Wilmington Street
                         Raleigh, North Carolina 27601
                                (919) 546-6111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             WILLIAM CAVANAUGH III
                Chairman, President and Chief Executive Officer
                           WILLIAM D. JOHNSON, ESQ.
            Executive Vice President, General Counsel and Secretary
                           410 S. Wilmington Street
                         Raleigh, North Carolina 27601
                                (919) 546-6111
  (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
 It is respectfully requested that the Commission send copies of all notices, orders and communications to:
       TIMOTHY S. GOETTEL, ESQ.                RICHARD L. HARDEN, ESQ.
       WELTON O. SEAL, JR., ESQ.               Pillsbury Winthrop LLP
           Hunton & Williams                   One Battery Park Plaza
     421 Fayetteville Street Mall           New York, New York 10004-1490
     Raleigh, North Carolina 27601                 (212) 858-1228
            (919) 899-3094
                               --------------
   Approximate date of commencement of proposed sale to the public: From time to time as market conditions warrant after the registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               Proposed           Proposed
                                                Amount          Maximum            Maximum         Amount of
          Title of each Class of                to be       Offering Price        Aggregate       Registration
        Securities to be Registered           Registered       Per Unit        Offering Price         Fee
---------------------------------------------------------------------------------------------------------------
Senior Debt Securities....................       (1)               (2)              (1) (2)       $
---------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures............       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
Trust Preferred Securities and Related
 Guarantees(3)............................       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
Common Stock (without par value)(4).......       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
Preferred Stock...........................       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts..................       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
Stock Purchase Units(5)...................       (1)               (2)              (1) (2)
---------------------------------------------------------------------------------------------------------------
 Total....................................                  $1,000,000,000(6)  $1,000,000,000(6) $250,000(6)(7)
---------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $1,000,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $1,000,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.

(2) Omitted pursuant to General Instruction II.D. of Form S-3.
(3) No separate consideration will be received for the Guarantees by Progress Energy, Inc.
(4) Includes an indeterminate number of shares of Common Stock to be issued by Progress Energy, Inc. upon settlement of the Stock Purchase Contracts.
(5) Each Stock Purchase Unit of Progress Energy, Inc. consists of (a) a Stock Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Stock of Progress Energy, Inc. and (b) a beneficial interest in either Debt Securities, Trust Preferred Securities, Preferred Stock or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Stock Purchase Units. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such shares of Common Stock. No separate consideration will be received for the Stock Purchase Contracts or the related beneficial interests.

(6) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein relates to an aggregate of $1,294,000,000 principal amount of securities, consisting of (a) the $1,000,000,000 principal amount of securities being registered hereby and (b) $294,000,000 principal amount of securities that are as yet unsold that previously were registered under the Company's Registration Statement on Form S-3 (No. 333-49920) that was filed with the Commission on December 22, 2000.


(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933. The registration fee above consists of (i) $170,800 paid by the registrants on September 20, 2001 and (ii) $79,200 previously paid by North Carolina Natural Gas Corporation ("NCNG"), a wholly owned subsidiary of Progress Energy, Inc., in connection with the registration of securities by NCNG under its Registration Statement on Form S-3 (File No. 333-41952), filed on July 21, 2000 and withdrawn on September 5, 2001, and offset against the registrants' filing fee in connection with this registration statement pursuant to Rule 457(p) of the rules and regulations under the Securities Act of 1933.

                                --------------
  The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             INTRODUCTORY NOTE


   This registration statement relates to securities which the registrants may issue from time to time, including an initial series of Senior Notes which Progress Energy, Inc. intends to issue shortly after this registration statement becomes effective. Therefore, this registration statement includes:


  . a preliminary prospectus supplement to the base prospectus containing information known or reasonably available to Progress Energy, Inc. with respect to this offering of its Senior Notes; and


  .  a base prospectus relating to the securities described therein.


                                      (i)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This preliminary prospectus supplement and the information it contains are + +subject to completion or amendment. Prospective purchasers should read the + +related final prospectus supplement for definitive information on the matters + +discussed in this document. This preliminary prospectus supplement shall not +
+constitute an offer to sell or the solicitation of an offer to buy the        +
+securities described in this document, nor shall there be any sale of the + +securities in any sale of the securities in any jurisdiction in which such +
+offer, solicitation or sale would be unlawful.                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 24, 2001

Prospectus Supplement (to Prospectus Dated October 24, 2001)



                                  $800,000,000

                             [LOGO] Progress Energy

                             Progress Energy, Inc.

                             % Senior Notes due 20

                             % Senior Notes due 20

                                 ------------

  We will pay interest on the Senior Notes of each series on       and      ,
of each year, beginning        , 2002. The 20   Notes will mature on        ,
20   and the 20   Notes will mature on        , 20   . We may redeem some or
all of the Senior Notes of any series at any time at the make-whole redemption prices for each series described in this prospectus supplement. There is no sinking fund for either series of the Senior Notes.

  The Senior Notes of each series will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

  We do not intend to list the Senior Notes of either series on any securities exchange or to include them in any automated quotation system.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                           Public                 Proceeds to
                                          Offering Underwriting     Company
                                           Price     Discount   Before Expenses
                                          -------- ------------ ---------------
   Per 20   Senior Note..................      %          %              %
   20   Senior Notes Total...............   $          $              $
   Per 20   Senior Note..................      %          %              %
   20   Senior Notes Total...............   $          $              $
                                            ---        ---            ---
    Total................................   $          $              $

  Neither initial public offering price set forth above includes accrued interest, if any. Interest on the Senior Notes of each series will accrue from their issue date and must be paid by the purchasers if the Senior Notes are delivered after that date.

                                 ------------

  The Senior Notes of each series will be delivered in global form through the book-entry delivery system of The Depository Trust Company for accounts of its participants, including Clearstream, Luxembourg or the Euroclear System, on or
about        , 2001.


                                 ------------

                          Joint Book-Running Managers

JPMorgan                                                    Salomon Smith Barney

                                 ------------

Banc of America Securities LLC
            Banc One Capital Markets, Inc.
                          Goldman, Sachs & Co
                                     Merrill Lynch & Co.
                                              Tokyo-Mitsubishi International plc

                                 ------------

            The date of this prospectus supplement is        , 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement


About this Prospectus Supplement.........................................  S-1
Forward-Looking Information..............................................  S-2
Summary of the Offering..................................................  S-3
Progress Energy, Inc.....................................................  S-5
Use of Proceeds..........................................................  S-9
Description of the Senior Notes.......................................... S-10
Material U.S. Federal Tax Considerations................................. S-17
Underwriting............................................................. S-21
Legal Matters............................................................ S-22

                                   Prospectus

About This Prospectus....................................................    2
Our Company..............................................................    2
The Trusts...............................................................    2
Ratio of Earnings to Fixed Charges.......................................    3
Application of Proceeds..................................................    3
Where You Can Find More Information......................................    3
Documents Incorporated By Reference......................................    3
Description of Debt Securities...........................................    5
Additional Terms of Junior Subordinated Debentures.......................   15
Description of Trust Preferred Securities................................   18
Description of Guarantees................................................   32
Relationship Among Trust Preferred Securities, Junior Subordinated
 Debentures and Guarantees...............................................   34
Description of Capital Stock.............................................   36
Description of Stock Purchase Contracts and Stock Purchase Units.........   38
Plan of Distribution.....................................................   38
Experts..................................................................   39
Legal Opinions...........................................................   39


                                      (i)

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering at this time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

   You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to "Progress Energy," "we," "us," and "our," or similar terms, are to Progress Energy, Inc. and its subsidiaries. In
this prospectus supplement, references to "20   Notes" are to the   % Senior
Notes due         , 20  , and references to "20   Notes" are to the   % Senior
Notes due           , 20  . References in this prospectus supplement to "Senior
Notes" are to the 20   Notes and 20   Notes, collectively.

                          FORWARD-LOOKING INFORMATION

   We have included in this prospectus, and in the documents incorporated by reference in this prospectus, statements containing "forward-looking information," as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Examples of statements containing forward-looking information that we make in this document include, but are not limited to, statements under the heading "Progress Energy, Inc." regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Any statement containing forward-looking information speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.


   Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance include, but are not limited to, the following:

  . governmental policies and other actions by our principal regulators, particularly legislative and regulatory initiatives that may impact the speed and degree of the restructuring of the electricity industry;

  . the outcome of legal and administrative proceedings before our principal regulators;

  . risks associated with operating nuclear power facilities, availability of nuclear waste storage facilities, and nuclear decommissioning costs;

  . terrorist threats and activities, particularly with respect to our nuclear facilities, economic uncertainty caused by recent terror attacks on the United States, and potential adverse reactions to United States anti-terrorism activities;

  . changes in the economy of areas we serve;

  . the extent to which we are able to obtain adequate and timely rate recovery of costs, including potential stranded costs arising from the restructuring of the electricity industry;

  . weather conditions and catastrophic weather-related damage;

  . general industry trends, increased competition from energy and gas suppliers, and market demand for energy;

  . inflation and capital market conditions;

  . the extent to which we are able to realize the potential benefits of our recent acquisition of Florida Progress Corporation and successfully integrate it with the remainder of our business;

  . the extent to which we are able to realize the potential benefits of our conversion to an unregulated holding company structure and the success of our direct and indirect subsidiaries;

  . the extent to which we are able to use tax credits associated with the operations of the synthetic fuel plants;

  . the extent to which we are able to reduce our capital expenditures through the utilization of the natural gas expansion fund established by the North Carolina Utilities Commission; and

  . unanticipated changes in operating expenses and capital expenditures.

   All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

                            SUMMARY OF THE OFFERING

   The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Senior Notes, see "Description of the Senior Notes" beginning on page S-10 and "Description of Debt Securities" beginning on page 5 of the accompanying base prospectus.


Issuer......................  Progress Energy, Inc.

Senior Notes................  We are offering $800,000,000 aggregate principal amount of the Senior Notes in two series.

    20  Notes...............  Interest Rate:   % per year. Maturity Date:     ,
                              20 .

    20  Notes...............  Interest Rate:   % per year. Maturity Date:     ,
                              20 .

Interest Payment Dates......  Interest on each series of the Senior Notes will
                              be payable semi-annually in arrears on      and
                                  , beginning     , 2002.


Use of Proceeds.............
                              We will use the net proceeds from the sale of the Senior Notes to retire outstanding commercial paper, some of which was incurred by Progress Capital Holdings, Inc., one of our indirect, wholly-owned subsidiaries.


Ratings.....................  The Senior Notes have been assigned ratings of
                              by Moody's Investors Service, Inc. and    by
                              Standard & Poor's Rating Services. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Senior Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

Optional Redemption.........  We may redeem some or all of the Senior Notes of each series at any time at the make-whole redemption prices described under "Description of the Senior Notes--Optional Redemption," plus accrued and unpaid interest to the date of redemption.

Ranking.....................  The Senior Notes of each series will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness and will be senior in right of payment to all of our existing and future subordinated indebtedness. The indenture governing the Senior Notes contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.

                              Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Senior Notes will effectively be subordinated to the indebtedness and preferred stock of our subsidiaries.

Restrictive Covenants.......  The terms of the Senior Notes will limit our ability and the ability of certain of our subsidiaries to create liens and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Senior Notes-- Restrictive Covenants."


The Trustee.................
                              The trustee under the indenture governing the Senior Notes is Bank One Trust Company, N.A.


Further Issues.........       Initially, the 20  Notes will be limited to $
                              million in aggregate principal amount and the 20
                              Notes will be limited to $     million in
                              aggregate principal amount. We may, however, "reopen" each of the series of 20 Notes and 20
                              Notes and issue an unlimited principal amount of additional notes of that series in the future.

                             PROGRESS ENERGY, INC.

   The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and accompanying base prospectus.


Our Business

   We are a leading integrated energy provider with our primary base of operations in the southeastern United States. As of September 30, 2001, we had approximately $20.7 billion in assets, including 20,000 megawatts of power generation capacity and electricity and natural gas transmission and distribution assets serving 2.8 million customers. We operate through both regulated utility businesses and diversified businesses. Of our consolidated operating revenues of $6.6 billion for the nine months ended September 30, 2001, our regulated utility businesses accounted for 81% and our diversified businesses accounted for 19%.


   Our regulated utilities are:

  . Carolina Power & Light Company, or CP&L, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

  . Florida Power Corporation, or Florida Power, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions of Florida; and

  . North Carolina Natural Gas Corporation, or NCNG, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina.

   As of September 30, 2001, we served over 2.6 million electricity customers and 173,000 natural gas customers. Average sales and customer growth rates in the service territories of our regulated utility businesses in North Carolina, South Carolina and Florida historically have been above national averages.


   Our diversified businesses:

  . engage in non-regulated power generation; energy marketing and trading;
    and extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas;


  . own and operate a voice and data fiber network that extends from Washington, D.C. to Miami, Florida;


  . provide facility management software and energy management solutions; and


  . provide railroad and transit system maintenance and reconditioning services.


Recent Developments

 Third Quarter Earnings

   On October 24, 2001, we reported consolidated net income of $366.4 million for the quarter ended September 30, 2001. For the nine months ended September 30, 2001, we reported consolidated net income of $632.1 million. Our investments in synthetic fuel create intra-period tax adjustments that increased third-quarter earnings by $72.6 million and year-to-date earnings by $27.2 million. These adjustments will reverse over the balance of the year, resulting in no impact to our annual earnings. Earnings were also positively impacted by a $16.8 million third-quarter gain and a $7.9 million year-to-date gain from the mark-to-market of Contingent Value Obligations, or CVO's, issued as part of the Florida Progress acquisition. Excluding these items, earnings would have been $277.1 million for the quarter ended September 30, 2001 and $597.1 million for the nine months ended September 30, 2001.


   We are assessing the recoverability of Strategic Resource Solutions Corp.'s long-lived assets which totaled approximately $43 million at September 30, 2001. We have also initiated a valuation study of our cost basis investment in Interpath Communications, Inc., an application services provider, which totaled approximately $150 million at September 30, 2001. We expect to complete our assessment and valuation study in the fourth quarter. Our assessment and valuation study may result in a write down of a major portion of these assets.

 Issuance of Common Stock

   In August 2001, we successfully completed the sale of 12,650,000 shares of our common stock, including shares that were issued upon the exercise of the underwriters' over-allotment option. Net proceeds of approximately $488.3 million from the sale of our common stock were used to retire outstanding commercial paper or other short-term debt that was issued to finance our acquisition of Florida Progress Corporation on November 30, 2000.




 Florida Power Rate Case


   On June 20, 2001, the Florida Public Service Commission, or FPSC, issued an order approving the recommendation of its staff to initiate a full revenue requirements rate proceeding based on a projected calendar year 2002 test period, and requiring Florida Power to submit detailed minimum filing requirements by September 14, 2001. The FPSC's order also approved the recommendation of its staff that Florida Power hold annual revenues of $114 million subject to refund to its customers pending the completion of its rate case. On July 2, 2001, Florida Power filed a motion for reconsideration of the portion of the FPSC's order requiring that it hold $114 million of revenues subject to refund on the grounds that the order contradicted FPSC precedent, was inconsistent with the applicable statutory requirements and violated Florida Power's due process rights. On October 16, 2001, the FPSC granted in part Florida Power's motion for reconsideration by immediately reducing the amount of revenues subject to refund to $98 million, and by providing for further reductions in this amount if Florida Power incurs certain disputed expenses during 2001.


   On September 14, 2001, Florida Power submitted its required rate filing, including its revenue requirements and supporting testimony. Under the filing, Florida Power customers would receive a $5 million annual rate credit for 15 years, or $75 million in total, from the net synergies of its merger with Progress Energy. Additionally, the filing provides that the regulatory asset related to the purchase of the Tiger Bay cogeneration facility in 1997 would be fully amortized by the end of 2003, which would provide customers with a further rate reduction of $37 million annually beginning in 2004. Also included in the filing is an incentive regulatory plan, which would provide for additional rate reductions through efficiencies derived as a result of Florida Power's ability to lower the future costs of its utility operations. Additional filings by Florida Power are due October 31, 2001 and November 15, 2001. Hearings are scheduled to begin March 20, 2002, with a final decision expected in July 2002. The FPSC has encouraged its staff, Florida Power, and other parties to negotiate a settlement, if possible, before the hearings begin. We cannot predict the outcome or impact of this matter.


 Regional Transmission Organizations


   On July 12, 2001, FERC issued an order requiring certain parties, including CP&L, Duke Energy Corporation, South Carolina Electric & Gas Company, Southern Company and Entergy to engage in a mediation to develop a plan for a single RTO for the southeast. The GridFlorida applicants and the parties to the GridFlorida docket before FERC were encouraged to participate, but were not required to do so. Florida Power and CP&L participated in the mediation, which concluded with the mediator issuing a mediation report on September 10, 2001. The report, which has not yet been acted on by FERC, recommended adoption of a for-profit transmission company RTO model. We cannot predict the outcome of this mediation or the effect that it may have on the GridFlorida proceedings currently ongoing before FERC and the FPSC or the GridSouth proceedings currently ongoing before FERC, the SCPSC and the NCUC.








 NCUC Approval to Transfer Rowan Plant to Progress Ventures, Inc.


   The North Carolina Utilities Commission approved in September the transfer of 480 MW of generating capacity in Rowan County, North Carolina, from CP&L to Progress Ventures, Inc., an unregulated subsidiary. CP&L's initial February 2001 application had also requested the transfer of a total of 1,280 MW of current and planned capacity in Richmond County, all of which was expected to have been sold back to CP&L for up to five years. The NCUC did not approve the Richmond County portion of the application due to concerns that the Richmond County capacity was needed to serve CP&L's native load obligations.

Summary of Financial Information


                          Nine Months Ended
(in millions except         September 30,             Year Ended December 31,
ratios)                  ------------------------  -------------------------------
                         2001(a)(b)       2000     2000(a)(b)    1999      1998
                         ----------     ---------  ----------  --------  ---------
                             (unaudited)
Income Statement and
 Other Data:
  Operating Revenues.... $ 6,554.3      $ 2,831.3  $ 4,118.9   $3,357.6  $ 3,191.7
  EBITDA (c)............   2,003.8        1,378.7    1,778.4    1,405.3    1,406.3
  Operating Income......   1,047.5          673.5      719.6      840.5      847.6
  Net Interest Charges..     515.2          154.3      262.3      179.5      174.2
  Net Income............     632.1          489.8      478.4      379.3      396.3
  Ratio of Earnings to
   Fixed Charges (d)....      1.74x(e)       4.71x      3.27x      4.04x      4.29x
Balance Sheet Data (end
 of period):
  Total Assets.......... $20,673.0      $10,119.4  $20,091.0   $9,494.0  $ 8,401.4
  Total Debt............  10,010.5        3,496.7   10,046.8    3,394.1    2,667.6

--------
(a) For the year ended December 31, 2000 and the quarter ended March 31, 2001, we classified our Progress Rail assets as "Assets Held for Sale." During the quarter ended June 30, 2001, we reclassified the Progress Rail assets and no longer treat these assets as "Assets Held for Sale." We recorded an after-tax charge of $10.1 million in this period reflecting the operations of Progress Rail since the date of acquisition and interest allocated to these assets, both of which had previously been excluded from our earnings. In the future, we will include Progress Rail's results in our financial statements.

(b) Consolidated financial information includes information for Florida Progress Corporation since November 30, 2000, the date of acquisition.

(c) EBITDA is defined as the measurement of earnings before interest, taxes, depreciation of fixed assets and amortization of nuclear fuel and goodwill. We believe that EBITDA provides a meaningful comparison of operating performance because it is commonly used in the electric and natural gas industries to analyze and compare similar companies on the basis of operating performance, leverage and liquidity. Although we believe the calculation is helpful in understanding our performance, EBITDA should not be considered a substitute for net income or cash flow as indicators of our financial performance or our ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

(d) Ratios for the periods ending September 30 represent the ratios for the twelve-month period ending on those dates. We define "earnings" as net income before income taxes plus fixed charges less allowances for funds used during construction. We define "fixed charges" as the sum of interest on long-term debt, other interest, amortization of debt discount and expense, and preferred dividend requirements of subsidiaries.


(e) Ratio for the period ended September 30, 2001 includes the impact of the following non-cash expenses: (1) additional regulatory-approved accelerated depreciation of $169.0 million on nuclear generating assets, and
    (2) goodwill amortization of $74.3 million in connection with our acquisition of Florida Progress Corporation.

Capitalization and Short-Term Debt for Progress Energy at September 30, 2001


                                                                     As
                                                  Actual     %   Adjusted(a)  %
                                                 --------- ----- ----------  ---
                                                   (dollars in millions)
Short-term debt (b)............................. $ 1,383.5   8.5    $
Long-term debt (c)..............................   8.627.0  52.9
                                                 --------- -----    ----     ---
  Total debt (d)................................  10,010.5  61.4
Preferred stock--redemption not required........      92.8   0.6
Common stock equity.............................   6,203.1  38.0
                                                 --------- -----    ----     ---
  Total capitalization and short-term debt...... $16,306.4 100.0    $
                                                 ========= =====    ====     ===

--------

(a) Adjusted to reflect the receipt of the proceeds (before expenses) from the offering of the approximately $800 million of Senior Notes and the application of such proceeds to reduce our outstanding short-term commercial paper balances and our commercial paper balances that are classified as long-term debt at September 30, 2001. See note (c) below.


(b) Includes current portion of long-term debt of $719.5 million and short-term commercial paper of $664.0 million at September 30, 2001.


(c) Excludes current portion of long-term debt of $719.5 million at September 30, 2001. Based on the available balances of our long-term credit facilities, commercial paper of approximately $663.0 million is backed by long-term credit facilities and has accordingly, been reclassified as long-term debt at September 30, 2001.


(d) As of September 30, 2001, approximately $6.5 billion (approximately $5.9 billion after giving effect to the use of proceeds of this offering), of our total debt was issued by our subsidiaries.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the Senior Notes to retire outstanding commercial paper, approximately $600 million of which was incurred by Progress Capital Holdings, Inc., one of our indirect, wholly-owned subsidiaries, and approximately $200 million of which was incurred by Progress Energy. At September 30, 2001, the weighted-average maturity of Progress Energy and Progress Capital Holdings' $919.3 million of outstanding commercial paper was approximately 21 days, and the weighted-average interest rate was approximately 3.62%.

                        DESCRIPTION OF THE SENIOR NOTES

   Each series of Senior Notes will be a series of Senior Debt Securities, as described under the heading "Description of Debt Securities" in the accompanying base prospectus. Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Debt Securities" in the accompanying base prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined or otherwise provided in the accompanying base prospectus.

General

   We will initially offer $800,000,000 aggregate principal amount of our
Senior Notes, consisting of $     million principal amount of 20  Notes and
$     million principal amount of 20  Notes. The Senior Notes will be issued under an Indenture (For Debt Securities) between us and Bank One Trust Company, N.A., as trustee (the "Trustee"), dated as of February 15, 2001 (the "Senior
Note Indenture"). In the future we may offer additional Senior Notes under the Senior Note Indenture.

Interest Payments

   The Senior Notes of each series will bear interest from the date of original issuance at the applicable annual rate stated on the cover page of this prospectus supplement. Interest payments on the Senior Notes will be made semi-
annually on    and   , beginning     , 2002, to the person in whose name the
Senior Notes are registered at the close of business


  . on the business day prior to each interest payment date, if the Senior
    Notes are in book-entry only form, or

  . on the 15th day before each interest payment date, if the Senior Notes are not in book-entry only form.

See "The Depositary" below. Principal and interest are payable at the office of the Trustee in New York, New York.

   If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date until the next business day.

Ranking

   The Senior Notes will be our unsecured obligations, will rank senior to our future debt that is subordinated to the Senior Notes and will rank equally with our existing and future unsecured debt that is not subordinated to the Senior Notes.

   Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Senior Notes will effectively have a junior position to claims of preferred stockholders and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. As of September 30, 2001, CP&L had 586,847 issued and outstanding shares of preferred stock, $100 liquidation value, and Florida Power had 334,967 issued and outstanding shares of preferred stock, $100 liquidation value. In addition to trade debt, some of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2001, our subsidiaries had approximately $6.5 billion (approximately $5.9 billion after giving effect to the use of proceeds of this offering) of outstanding debt.

   The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that we or our subsidiaries may incur.

Events of Default

   In addition to the events of default specified in the accompanying base prospectus, the following shall be an event of default with respect to the Senior Notes:

  . failure to pay when due any principal or interest on any indebtedness of Progress Energy other than the Senior Notes if the total principal amount of the indebtedness, together with other defaulted indebtedness, exceeds $25 million.

Restrictive Covenants

 Limitation on Liens

   So long as the Senior Notes remain outstanding, neither Progress Energy nor any of its Subsidiaries (as defined below) may issue, assume or guarantee or permit to exist any indebtedness secured by a lien on any capital stock of any Subsidiary or on any tangible property owned by Progress Energy or any Subsidiary, without effectively securing the Senior Notes equally and ratably with (or prior to) the new indebtedness.

   The foregoing limitation does not limit the following liens and indebtedness:

  . purchase money liens on property acquired in the future; liens of any kind existing on property or shares of stock at the time they are acquired; conditional sales agreements and other title retention agreements on property acquired in the future;

  . liens on property that exist as of the date the Senior Notes are first issued (including the existing first mortgage indentures of CP&L and Florida Power); liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Subsidiary;

  . liens in favor of the United States (or any State or territory thereof), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

  . debt issued by Progress Energy or any Subsidiary in connection with a consolidation or merger of Progress Energy or any such Subsidiary with or into any other company in exchange for secured debt of that company ("Third Party Debt") as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis or (iii) prohibits secured debt from being incurred by that company;

  . liens on any property acquired, constructed, developed or improved after the date the Senior Notes are first issued, which liens are created before or within 24 months after the acquisition, construction, development or improvement of the property and secure the payment of the costs of such acquisition, construction, development or improvement or related costs;

  . liens in favor of Progress Energy or any of Progress Energy's wholly-owned Subsidiaries;

  . the replacement, extension or renewal of any lien referred to above; and

  . any other lien not covered by the foregoing exceptions as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause, together with the aggregate Attributable Value of all Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by clause (2) under "Limitation on Sale and Leaseback Transactions" below), does not exceed 20% of Progress Energy's Consolidated Net Tangible Assets.

   "Attributable Value" means, as to any particular lease under which Progress Energy or any of its Subsidiaries is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by Progress Energy in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

   "Consolidated Net Tangible Assets" means the amount shown as total assets on Progress Energy's consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interest. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us.

   "Subsidiary" means an entity more than 50% of the outstanding voting stock (or comparable equity interest) of which is owned, directly or indirectly, by Progress Energy or by one or more other Subsidiaries, or by Progress Energy and one or more other Subsidiaries.

   "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by Progress Energy or any of its Subsidiaries whereby Progress Energy or one of its Subsidiaries transfers the property to a person, and Progress Energy or one of its Subsidiaries leases the property from that person for a period, including renewals, in excess of 48 months.

 Limitation on Sale and Leaseback Transaction

   So long as the Senior Notes remain outstanding, neither Progress Energy nor any of its Subsidiaries may enter into any Sale and Leaseback Transaction unless either:

   (1) Progress Energy and its Subsidiaries would be entitled pursuant to the "Limitation on Liens" covenant above to create indebtedness secured by a lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that indebtedness; or

   (2) Progress Energy or the relevant Subsidiary, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two directors of Progress Energy or the relevant Subsidiary) to:

  . the retirement of long-term indebtedness of Progress Energy or the relevant Subsidiary ranking prior to or on a parity with the Senior Notes or

  . the investment in any property used in the ordinary course of business by Progress Energy or any Subsidiary.

Form and Denomination

   The Senior Notes of each series will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or "the Depositary") and registered in the name of a nominee of the Depositary. The Senior Notes of each series will be sold only in multiples of $1,000. See "The Depositary" below.

Optional Redemption

   We may redeem some or all of the Senior Notes of each series at any time at a redemption price equal to the greater of (1) the principal amount of the Senior Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Yield applicable to each series plus    basis points in the case of the 20
Notes and    basis points in the case of the 20  Notes, plus accrued interest to the redemption date.

   "Treasury Yield" applicable to each series means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

   "Comparable Treasury Issue" applicable to each series means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes of such series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes of such series.

   "Independent Investment Banker" means either J.P. Morgan Securities Inc. or Salomon Smith Barney Inc. or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the Trustee.


   "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.


   If we elect to redeem less than all of the Senior Notes of a series, the Trustee will select, in such manner as it deems fair and appropriate, the particular Senior Notes of such series or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed (which, as long as the Senior Notes are held in the book-entry only system, will be the Depositary, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Senior Notes or the portions of them so called for redemption shall cease to accrue.

The Trustee

   Bank One Trust Company, N.A. is the trustee under the Senior Note Indenture. One of its affiliates is an underwriter for this offering and another one of its affiliates is a lender under our revolving credit facility that backs up our commercial paper program. Certain of its other affiliates serve as trustees under various indentures of Florida Progress and/or certain of its subsidiaries. Bank One Trust Company, N.A. and/or certain of its affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business.


The Depositary

 Holding Through The Depository Trust Company


   DTC is

  . a limited-purpose trust company organized under the New York Banking Law,

  . a "banking organization" within the meaning of the New York Banking Law,

  . a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the New York Uniform
    Commercial Code, and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This book-entry system eliminates the need for physical movement of securities certificates.

   Participants in DTC include direct participants ("Direct Participants") and indirect participants ("Indirect Participants," and, together with Direct Participants, "Participants"). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

   Purchases of Senior Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

   To facilitate subsequent transfers, all Senior Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   So long as Cede & Co., as nominee for DTC, is the sole holder of the Senior Notes, the Trustee shall treat Cede & Co. as the only holder of the Senior Notes for all purposes, including receipt of all principal of, premium, if any, and interest on such Senior Notes, receipt of notices, and voting and requesting or directing the Trustee to take or not to take, or consent to, certain actions.

   We or, at our request, the Trustee, will send any redemption notices to DTC. If we redeem less than all of the Senior Notes of either series, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Direct Participants to whose account interests in the global Senior Notes are credited and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Direct Participant or Participants has or have given such direction.

   Principal of, and premium, if any, and interest payments on the Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with the Direct Participants' respective holdings shown on DTC's records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and not of DTC, the Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, and premium, if any, and interest to DTC is our responsibility, or the responsibility of the Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

   Neither we, the Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based on information received from sources we believe to be reliable.

   We, the underwriters and the Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to

  . the accuracy of any records maintained by DTC or any Participant;

  . the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the Senior Notes;

  . the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Senior Note Indenture; or

  . any other action taken by DTC or its nominee, Cede & Co., as holder of the Senior Notes.

   A further description of DTC's procedures with respect to the Senior Notes is set forth under "Description of Debt Securities--Global Securities" in the accompanying base prospectus.

 Holding Through Euroclear and Clearstream, Luxembourg


   Since the depositary for the global Senior Notes is DTC, you may hold interests in the global Senior Notes through Clearstream, Luxembourg, or Euroclear Bank S.A./NV, as operator of the Euroclear System, in each case, as a Participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.


   Payments, deliveries, transfers, exchanges, notices and other matters relating to the Senior Notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

   Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.


   In addition, because of time-zone differences, U.S. investors who hold their interests in the Senior Notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

                 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS


   The following discussion summarizes the material U.S. federal income and, for certain foreign persons, estate tax aspects of the purchase, ownership, and disposition of the Senior Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership, and disposition of the Senior Notes. This discussion also does not address the U.S. federal income tax consequences of ownership of Senior Notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:


  . dealers in securities or foreign currency;

  . tax-exempt entities;

  . banks;

  . thrifts;

  . insurance companies;

  . persons that hold the Senior Notes as part of a "straddle," a "hedge" against currency risk, or a "conversion transaction";


  . persons that have a "functional currency" other than the U.S. dollar; and

  . pass-through entities (e.g., partnerships) or investors who hold the Senior Notes through pass-through entities.

In addition, this discussion is limited to the U.S. federal tax consequences to initial holders that purchase the Senior Notes for cash, at their original issue price, pursuant to the offering. It does not describe any tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.


   This discussion is based upon the Internal Revenue Code, regulations of the Treasury Department, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the Senior Notes which are different from those discussed below.


   Persons considering the purchase of Senior Notes should consult their own advisors concerning the application of U.S. federal tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a "U.S. holder," which means a beneficial owner of a Senior Note that is:

  . an individual citizen or resident of the United States;


  . a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;


  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

   Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, may also be treated as U.S. holders. Certain U.S. federal tax consequences relevant to a holder other than a U.S. holder are discussed separately below.


 Taxation of Stated Interest

   You generally must pay federal income tax on the interest on the Senior
Notes:

  . when it accrues, if you use the accrual method of accounting for U.S.
    federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for U.S.
    federal income tax purposes.

   The Senior Notes are not expected to be issued with original issue discount, as defined in the Internal Revenue Code.

 Sale or Other Taxable Disposition of Senior Notes


   You must recognize taxable gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a Senior Note. The amount of your gain or loss will equal the difference between the amount you receive for the Senior Note (in cash or other property, valued at fair market value), minus the amount attributable to accrued but unpaid interest on the Senior Note, minus your adjusted tax basis in the Senior Note. Your tax basis in a Senior Note generally will equal the price you paid for the Senior Note.


   Any such gain or loss on a taxable disposition of a Senior Note as described in the foregoing paragraph generally will constitute capital gain or loss and will be long-term capital gain or loss if you held the Senior Note for more than one year.


 Information Reporting and Backup Withholding

   U.S. holders of Senior Notes may be subject, under certain circumstances, to information reporting and backup withholding at a rate up to 30.5% (subject to phased-in rate reductions) on cash payments of principal and interest and on the gross proceeds from dispositions of Senior Notes. Backup withholding applies only if the U.S. holder:


  . fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

  . furnishes an incorrect taxpayer identification number;

  . fails to report interest properly; or


  . fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

   Any amount withheld from a payment to a U.S. holder under the backup withholding rules generally is allowable as a credit, and may entitle such holder to a refund, against such U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of Senior Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.


   We will furnish annually to the IRS, and to record holders of the Senior Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the Senior Notes.

Non-U.S. Holders

   The following discussion applies to a holder of a Senior Note that is not a U.S. holder (a "non-U.S. holder").


   Subject to the discussion of backup withholding below, payments of interest on a Senior Note to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that:

  . the holder is not:

      . an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

      . a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

      . a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

  . such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

  . we or our paying agent receives:

      . from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder of the Senior Note is a non-U.S. holder; or

      . from a security clearing organization, bank, or other financial institution that holds the Senior Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

   A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the Senior Notes.

   If the payments of interest on a Senior Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate holders, also may be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

   Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

 Sale, Exchange, or Redemption of Senior Notes

   Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement, or other disposition of a Senior Note generally will not be subject to U.S. federal income tax, unless:

  . such gain is effectively connected with the conduct by such non-U.S.
    holder of a trade or business within the United States;

  . the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

  . the non-U.S. holder is subject to tax under provisions of U.S. federal tax law applicable to certain U.S. expatriates.

 Federal Estate Tax

   A Senior Note held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) income on the Senior Note was not effectively connected with the conduct of such non-U.S. holder of a trade or business within the United States.

 Information Reporting and Backup Withholding

   Principal and interest paid on the Senior Notes and proceeds from the sale, exchange, retirement, or other disposition of Senior Notes may be subject to information reporting and to backup withholding at a rate up to 30.5% (subject to phased-in rate reductions). Backup withholding generally will not apply, however, if the payee furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or if the payee is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund if the required information is furnished to the IRS.


   The Treasury Department has issued final regulations relating to withholding, backup withholding, and information reporting that unify current certification procedures and forms and clarify certain standards. These regulations are complex and this summary does not completely describe them. Prospective non-U.S. holders are urged to consult with their own tax advisors to determine how these regulations will affect their particular circumstances.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the Senior Notes of each series set forth opposite its name below:


                                                                     Principal
Underwriter                                                         Amount of:
-----------                                                         -----------
                                                                     20    20
                                                                    Notes Notes
                                                                    ----- -----
J.P. Morgan Securities Inc......................................... $     $
Salomon Smith Barney Inc...........................................
Banc of America Securities LLC.....................................
Banc One Capital Markets, Inc......................................
Goldman, Sachs & Co................................................
Merrill Lynch, Pierce, Fenner & Smith
Incorporated.......................................................
Tokyo-Mitsubishi International plc (a).............................
    Total.......................................................... $     $
                                                                    ===== =====

--------

(a) Any sales to United States investors by Tokyo-Mitsubishi International plc will be made in accordance with the applicable laws and regulations of the United States.


   Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to take and pay for all the Senior Notes, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the Senior Notes may be purchased. The underwriters propose to offer the Senior Notes of each series in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement for such series and in part to certain securities
dealers at this price less a concession not to exceed   % and   % of the
principal amount of the 20 Notes and the 20 Notes, respectively. The underwriters may allow, and any such dealers may reallow, a concession to
certain other dealers not to exceed   % and   % of the principal amount of the
20 Notes and the 20 Notes, respectively. After the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

   The Senior Notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Senior Notes on any national security exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the Senior Notes, that you will be able to sell your Senior Notes at a particular time or that the prices that you receive when you sell will be favorable.

   Certain of the underwriters will make the Senior Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation based on transactions conducted through the system. Certain of the underwriters will make the Senior Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

   In connection with the offering of the Senior Notes of any series, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes of any series to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

   The underwriters and certain of their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates are holders of Progress Energy and Progress Capital Holdings' commercial paper. The net proceeds of this offering will be used to significantly reduce the outstanding commercial paper balances of Progress Energy and Progress Capital Holdings.


   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $500,000.


                                 LEGAL MATTERS

   William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the Senior Notes for us. The underwriters will be advised about issues relating to the offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York. As of September 30, 2001, Mr. Johnson owned 36,472 shares of our Common Stock. Mr. Johnson is acquiring additional shares of Common Stock at regular intervals as a participant in our Stock Purchase-- Savings Plan.

Prospectus
[LOGO] Progress Energy



                             Progress Energy, Inc.

                              $1,294,000,000


                             Senior Debt Securities
                         Junior Subordinated Debentures
               Trust Preferred Securities and Related Guarantees
                                  Common Stock
                                Preferred Stock
                            Stock Purchase Contracts
                              Stock Purchase Units

--------------------------------------------------------------------------------

   We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

--------------------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                This prospectus is dated October 24, 2001.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,294,000,000. We may offer any of the following securities: Senior Debt Securities, Junior Subordinated Debentures, Trust Preferred Securities and related Guarantees, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units.


This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

OUR COMPANY

Progress Energy, Inc. ("Progress Energy") was incorporated in August 1999 under the laws of the State of North Carolina. We are a leading integrated energy provider with our primary base of operations in the southeastern United States. We operate through both regulated utility businesses and diversified businesses.

Our regulated subsidiaries include:

 . Carolina Power & Light Company, a regulated public utility founded in 1926, which is engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina;

 . Florida Power Corporation, a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity in portions Florida; and

 . North Carolina Natural Gas Corporation, a regulated public utility founded in 1955, which provides natural gas and related services in portions of North Carolina.

Our diversified businesses:

 . engage in non-regulated power generation; energy marketing and trading; and extraction, manufacturing and delivery of fuels, including coal, synthetic fuel and natural gas;

 . own and operate a voice and data fiber network that extends from Washington, D.C. to Miami, Florida;

 .  provide facility management software and energy management solutions; and

 .  provide railroad and transit system maintenance and reconditioning services.

Our principal executive offices are located at 410 S. Wilmington Street, Raleigh, North Carolina 27601, telephone 919-546-6111.

THE TRUSTS

Each of Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each of which we refer to in this prospectus as a "Trust," is a statutory business trust formed under Delaware law by us, as trust sponsor, and Bank One Delaware, Inc., which will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The original trust agreement for each of the Trusts will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trusts are initially issued. The amended and restated trust agreement, which we will refer to in this prospectus as the "Trust Agreement," for each of the Trusts will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

 . issuing two classes of trust securities--Trust Preferred Securities and Trust Common Securities

 (collectively, the "Trust Securities")--which together represent undivided beneficial interests in the assets of the Trust;

 .  investing the gross proceeds of the Trust Securities in our Junior
   Subordinated Debentures;

 .  making distributions; and

 . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

Our Junior Subordinated Debentures will be the sole assets of each Trust, and our payments under the Junior Subordinated Debentures will be the sole revenue of each Trust. No separate financial statements of any Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no Trust has any independent operations and the only purposes of the Trusts are those described above. We do not expect that any Trust will be filing annual, quarterly or special reports with the SEC.

The principal place of business of each of the Trusts will be c/o Progress Energy, Inc., 410 S. Wilmington Street, Raleigh, North Carolina 27601.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                    For the Twelve Months Ended December 31
                    ---------------------------------------
      2000            1999                   1998                   1997                   1996
    --------        --------               --------               --------               --------
    3.27x              4.04x                  4.29x                  3.99x                  3.86x

                      For the Twelve Months Ended June 30
                      -----------------------------------
                      2001                                          2000
                    --------                                      --------
                       2.16x                                         3.93x
                    --------                                      --------

These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define "earnings" as net income before income taxes plus fixed charges less allowances for funds used during construction. We define "fixed charges" as the sum of interest on long-term debt, other interest, amortization of debt discount and expense, and preferred dividend requirements of subsidiaries.

APPLICATION OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of the offered securities:

 .  to finance our subsidiaries' ongoing construction and maintenance programs;

 .  to redeem, repurchase, repay, or retire outstanding indebtedness;

 .  to finance future acquisitions of other entities or their assets; and

 .  for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in U.S., state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filing number is 1-15929. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered.

 .  Our Annual Report on Form 10-K for the year ended December 31, 2000.

 .  Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June
   30, 2001.

 .  Our Current Reports on Form 8-K or Form 8-K/A filed January 24, February 27,
   August 6, August 7, August 30, October 23, and October 24, 2001.


 . The description of our Common Stock included under the heading "Description of Holdings Capital Stock" in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.

You may request a copy of these filings at no cost by writing or calling us at the following address:

     Progress Energy, Inc.
     Shareholder Relations
     410 S. Wilmington Street
     Raleigh, North Carolina 27601
     Telephone: (800) 662-7232

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         DESCRIPTION OF DEBT SECURITIES

   The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under the Indenture (For Debt Securities), dated February 15, 2001, between us and Bank One Trust Company, N.A., as trustee (the "Initial Senior Indenture") and/or one or more additional indentures between us and a trustee or trustees we will identify (the "Additional Senior Indentures"). We will issue the Junior Subordinated Debentures in one or more series under one or more Subordinated Indentures between us and a trustee we will identify. The Initial Senior Indenture, the Additional Senior Indentures and the Subordinated Indentures are called Debt Securities Indentures. We have summarized the Debt Securities Indentures below. The term Debt Securities Trustee refers to the Trustee under a Debt Securities Indenture. This prospectus describes certain general terms of the Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Initial Senior Indenture and the form of Debt Securities Indenture (for Additional Senior Indentures and Subordinated Indentures) are filed as exhibits to the registration statement of which this prospectus is a part. You should read the Initial Senior Indenture and the form of Debt Securities Indenture for provisions that may be important to you. In the summary below, we have included references to applicable section numbers of the Initial Senior Indenture and the form of Debt Securities Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Initial Senior Indenture and the form of Debt Securities Indenture, unless otherwise defined below.

General

   The Senior Debt Securities offered by this prospectus will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures offered by this prospectus will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described below under the heading "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Subordination."

   The information that we are providing you in this prospectus concerning the Debt Securities Indentures and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Securities Indentures, any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file later with the SEC and that will be incorporated by reference into this prospectus.

   Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2001, our subsidiaries had approximately $6.5 billion of outstanding debt. Unless otherwise specified in a prospectus supplement, the Debt Securities Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.


   Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Provisions of a Particular Series

   You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

  .  the title of the Debt Securities;

  . any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

  . the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

  . the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

   -- the date from which any interest will accrue;

   -- the dates on which we will pay interest; and

   -- the record date for any interest payable on any interest payment date;

  .  the place where

   -- the principal of, premium, if any, and interest on the Debt Securities will be payable;

   -- you may register transfer of the Debt Securities;

   -- you may exchange the Debt Securities; and

   -- you may serve notices and demands upon us regarding the Debt
      Securities;

  . the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

  . the terms and conditions upon which we may elect to redeem any Debt Securities;

  . the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder's option, including any applicable exceptions to notice requirements;

  . the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

  . the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

  . the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

  . the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

  . if other than the principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

  . if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

  . the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

  . whether we are issuing the Debt Securities as global securities, and if so,

   -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

   -- any limitations on the right to obtain definitive certificates for the Debt Securities; and

   -- any other matters incidental to the Debt Securities;

  .  whether we are issuing the Debt Securities as bearer securities;

  . any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

  . any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

  . any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

  . any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

  . any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities
Indenture.

   Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Form, Exchange and Transfer

   Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

   Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see
Section 305 of the applicable Debt Securities Indenture.

   The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

   We will not be required to

  . issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

  . register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities
Indenture.

Payment and Paying Agents

   Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

   Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see
Section 602 of the applicable Debt Securities Indenture.

   All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

   You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder's option, Debt Securities may be redeemed only upon notice by us by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

   A notice of redemption we provide may state:

  . that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

  . that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities
Indenture.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

  . the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

   -- is organized and validly existing under the laws of any domestic jurisdiction;


   -- expressly assumes by supplemental indenture our obligations under the Debt Securities and under the applicable indentures;

  . immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, shall have occurred and be continuing; and

  . we have delivered to the Debt Securities Trustee an officer's certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

   "Event of default" under the applicable indenture with respect to Debt Securities of any series means any of the following:

  . failure to pay any interest due on any Debt Securities of that series within 30 days;

  . failure to pay principal or premium, if any, when due on any Debt Security of that series;

  . failure to make any sinking fund payment, if any, on any Debt Securities of that series;

  . breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

  .  certain events of bankruptcy, insolvency or reorganization; and

  . any other event of default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities
Indenture.

   An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

   If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

   The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all (or any part of) the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

   At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

  . we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

   -- all overdue interest on all Debt Securities of the particular series;

   -- the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

   -- interest upon overdue interest at the rate prescribed in the Debt
      Securities, to the extent payment is lawful; and

   -- all amounts due to the Debt Securities Trustee under the applicable indenture; and

  . any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities
Indenture.

   The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

   No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless

  . the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

  . the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

  . the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities
Indenture.

   The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

   We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

   We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

  . to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

  . to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

  .  to add any additional events of default;

  . to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

  .  to provide collateral security for the Debt Securities;

  . to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

  . to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

  . to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

  .  to change any place where

   -- the principal of and any premium and interest on any Debt Securities are payable,

   -- any Debt Securities may be surrendered for registration of transfer or exchange or

   -- notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

  . to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

   The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

  . compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

  . any past default under the applicable indenture, except a default in the payment of principal, premium or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

   The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

   Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

  . may not, without the consent of the holder of each outstanding Debt Security affected

   -- change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

   -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

   -- reduce any premium payable upon the redemption of the Debt Securities;

   -- reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

   -- change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

   -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

  . may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

  . may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

  A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture

  . changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

  . modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

   If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

   Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

   The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Global Securities

   We may issue some or all of the Debt Securities of any series as global securities. We will register each Global Debt Security in the name of a depositary identified in the applicable prospectus supplement. The Global Debt Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable indenture.

   As long as the depositary or its nominee is the registered holder of a Global Debt Security, that person will be considered the sole owner and holder of the Global Debt Security and the securities represented by it for all purposes under the securities and the applicable indenture. Except in limited circumstances, owners of a beneficial interest in a Global Debt Security

  . will not be entitled to have the Global Debt Security or any securities represented by it registered in their names;

  . will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Debt Security; and

  . will not be considered to be the owners or holders of the Global Debt Security or any securities represented by it for any purposes under the securities or the applicable indenture.

   We will make all payments of principal and any premium and interest on a Global Debt Security to the depositary or its nominee as the holder of the Global Debt Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

   Ownership of beneficial interests in a Global Debt Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Debt Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

  .  the depositary, with respect to participants' interests; or

  . any participant, with respect to interests of persons held by the participants on their behalf.

   Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security. None of the following will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

  .  Progress Energy or our affiliates;

  .  the trustee under any applicable indenture; or

  .  any agent of any of the above.

   The applicable Debt Securities Indenture provides that if:

  . the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

  . the depositary ceases to be eligible under the Debt Securities Indenture and a successor depositary is not appointed by us within 90 days, or

  . we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Debt Securities will be exchanged for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Debt Securities Trustee the name or names in which the Debt Securities Trustee is to register these definitive Debt Securities. For more information, see Section 203 of the applicable Debt Securities Indenture.

Notices

   We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see
Section 106 of the applicable Debt Securities Indenture.

Title

   The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

   The Debt Securities Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

               ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES

Subordination

   The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

   No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Junior Subordinated Debentures may be made if

  . any Senior Indebtedness is not paid when due and that default continues without waiver, or

  . the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

   As defined in the Subordinated Indenture, the term "Senior Indebtedness" means

  . obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, us

   -- for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Junior Subordinated Debentures and the Guarantees); or

   -- for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles;

  . indebtedness evidenced by bonds, debentures, notes or other similar instruments;

  . obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

  . obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  . obligations for claims, as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

  . obligations of the type referred to in each of the preceding bullet-points of another person the payment of which we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing.

   In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Indenture or subsequently incurred by us.

   Any of the foregoing will not be Senior Indebtedness if it is by its terms subordinate or junior in right of payment to any other indebtedness of ours or equal in right of payment to the Junior Subordinated Debentures.

   The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Option to Extend Interest Payment Period

   Unless the applicable prospectus supplement states otherwise, we have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period, which we refer to in this prospectus as an "Extension Period," not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period, we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes.

   During any Extension Period, we may not

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or

  . make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank on a parity with, or junior to, the Junior Subordinated Debentures, other than, in the case of each preceding bullet point,

  . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

  . as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  . any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant any such plan; or

  . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock.

Prior to the termination of any Extension Period, we may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, we may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at its end. We must give the Trustee notice of our election of an Extension Period at least one Business Day prior to the earlier of

  . the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such Extension Period and

  . the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable,

but in any event not less than one business day prior to such record date. The Trustee will give notice of our election to begin a new Extension Period to the holders of the Trust Preferred Securities.

   For more information, see Section 312 of the applicable Debt Securities Indenture.

Redemption

   Junior Subordinated Debentures issued to a Trust are redeemable prior to maturity at our option in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined under "DESCRIPTION OF TRUST PREFERRED SECURITIES--Redemption." The redemption price will be as stated in the applicable prospectus supplement. The proceeds of any redemption will be used by a Trust to redeem the related Trust Preferred Securities and Trust Common Securities. For more information, see Section 407 of the applicable Debt Securities Indenture.

Additional Sums

   We will agree in the Subordinated Indenture that, if and for so long as

  . a Trust is the holder of all Junior Subordinated Debentures issued by us in connection with the issuance of Trust Preferred Securities by that Trust and

  . that Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event,

we will pay as additional sums on the Junior Subordinated Debentures the amounts that may be required so that the distributions payable by that Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. For more information, see Section 608 of the applicable Debt Securities Indenture. See also "DESCRIPTION OF TRUST PREFERRED SECURITIES--Redemption."

Certain Covenants

   We will agree in the Subordinated Indenture

  . to continue to hold, directly or indirectly, 100% of the Trust Common
    Securities of any Trust to which Junior Subordinated Debentures have been issued while such Junior Subordinated Debentures are outstanding, provided that certain successors that are permitted pursuant to the Subordinated Indenture may succeed to our ownership of the Trust Common Securities;

  . not to voluntarily dissolve, wind up or liquidate a Trust to which Junior
    Subordinated Debentures have been issued, other than

   -- in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of a Trust or

   -- in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreements; and

  . to use our reasonable efforts, consistent with the terms and provisions of the Trust Agreements, to cause each Trust to which Junior Subordinated Debentures have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

   For more information, see Section 609 of the applicable Debt Securities Indenture.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If an Event of Default has occurred and is continuing under the Subordinated Indenture, and the Debt Securities Trustee and the holders of the Junior Subordinated Debentures have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right. For more information, see Section 802 of the applicable Debt Securities Indenture.

   If an Event of Default has occurred and is continuing under a Trust Agreement and the event is attributable to our failure to pay any amounts payable in respect of Junior Subordinated Debentures on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a "Direct Action." For more information, see Section 808 of the applicable Debt Securities Indenture. We will have the right under the Subordinated Indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action. For more information, see Section 313 of the applicable Debt Securities Indenture.

   We may not amend the Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding,

  . no modification of the Subordinated Indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect;

  .  no termination of the Subordinated Indenture may occur; and

  . no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the Junior Subordinated Debentures have been paid in full and certain other conditions are satisfied. For more information, see Sections 813 and 1202 of the applicable Debt Securities Indenture.

   With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in this section. See "DESCRIPTION OF TRUST PREFERRED SECURITIES--Events of Default."

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

   This prospectus describes certain general terms of the Trust Preferred Securities. When we offer to sell a particular series of Trust Preferred Securities, we will describe the specific terms of that series in a prospectus supplement. The Trust Preferred Securities will be issued pursuant to one or more Trust Agreements, which we have summarized below. This summary is not complete. The form of Trust Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Trust Agreement for provisions that may be important to you.

General

   Each Trust will exist until terminated as provided in its Trust Agreement. The administrators and trustees of each Trust will be:

  . two of our employees, officers or affiliates as administrators (the "Administrators");

  . a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"); and

  . one trustee with its principal place of business in the State of Delaware (the "Delaware Trustee").

   The Trust Agreement will authorize the Administrators to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each Trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective Trust. However, if an Event of Default occurs and is continuing under the Trust Agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each Trust in a total liquidation amount of approximately three percent of the total capital of the Trust.

   Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each Trust will be used to purchase our Junior Subordinated Debentures, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective Trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each Trust, but only to the extent the respective Trust has funds available to make those payments and has not made the payments. See "DESCRIPTION OF GUARANTEES" below.

   The assets of each Trust available for distribution to the holders of Trust Preferred Securities issued by the respective Trust will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

   Each Guarantee, when taken together with our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, and the related Trust Agreement, will provide a full and unconditional guaranty of amounts due on the Trust Preferred Securities issued by the respective Trust.

   The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related Trust Agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act. Terms of the Trust Preferred Securities issued by each Trust will mirror the terms of the Junior Subordinated Debentures held by the respective Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond with the interest rate and interest payment dates and other dates on the Junior Subordinated Debentures.

Provisions of a Particular Series

   Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

  .  the name of the Trust Preferred Securities;

  .  the liquidation amount and number of Trust Preferred Securities issued;

  . the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

  .  the date from which distributions will be cumulative;

  . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

  . the terms and conditions, if any, upon which the Junior Subordinated Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

  . any securities exchange on which the Trust Preferred Securities will be listed;

  . the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities;

  . whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

   The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that Trust. For more information, see
Section 401 of the form of Trust Agreement.

Distributions

   The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective Trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable. For more information, see Section 401 of the form of Trust Agreement.

Extensions

   We have the right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period, which we refer to in this prospectus as an "Extension Period," not exceeding 20 consecutive quarterly periods with respect to each Extension Period. During each Extension Period we shall have the right to make partial payments of interest on any interest payment date. At the end of each Extension Period we shall pay all interest then accrued and unpaid. No Extension Period may extend beyond the stated maturity of the Junior Subordinated Debentures or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a Trust will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. For more information, see "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Option to Extend Interest Payment Period."

   Each Trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase Junior Subordinated Debentures. The revenue of a Trust available for distribution to holders of the Trust Preferred Securities issued by that Trust will be limited to payments under those Junior Subordinated Debentures. If we do not make payments on the Junior Subordinated Debentures, a Trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that Trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a Trust, if and to the extent the Trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis. For more information, see "DESCRIPTION OF GUARANTEES."

Exchange and Transfer

   The Property Trustee for each Trust will act as registrar and transfer agent for the Trust Preferred Securities issued by that Trust. Holders may present Trust Preferred Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Property Trustee. Exchanges and transfers are subject to the terms of the applicable Trust Agreement and applicable limitations for global securities. No charge will be made for any registration of transfer or exchange of Trust Preferred Securities, but the Property Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

   The Property Trustee will not be required to

  . issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing; or

  . register the transfer of, or exchange any Trust Preferred Securities selected for redemption except the unredeemed portion of any Trust Preferred Securities being partially redeemed.

   For more information, see Section 505 of the form of Trust Agreement.

Payment and Paying Agents

   Payments in respect of the Trust Preferred Securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable Distribution Dates or, if the Trust Preferred Securities are not held by the depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrators, to act as Paying Agent. For more information, see Sections 404 and 510 of the form of Trust Agreement.

Redemption

   Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures held by a Trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that Trust, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Junior Subordinated Debentures. See "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES-- Redemption." If less than all the Junior Subordinated Debentures held by a Trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Junior Subordinated Debentures held by a Trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that Trust.

   We have the right to redeem the Junior Subordinated Debentures held by a Trust

  . on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time, or

  . prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below, in each case subject to possible regulatory approval.

   For more information, see Section 407 of the applicable Debt Securities Indenture and below under "--Liquidation Distribution Upon Dissolution." A redemption of related Junior Subordinated Debentures held by a Trust would cause a mandatory redemption of a Like Amount of the related Trust Preferred Securities and Trust Common Securities issued by that Trust at the redemption price.

   The redemption price, in the case of a redemption under the provisions summarized in the immediately preceding paragraph, shall equal the liquidation amount, as defined below, together with accumulated distributions to but excluding the date fixed for redemption.

   "Like Amount" means

  . with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes and

  . with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of a Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Junior Subordinated Debentures are distributed.

   "Tax Event" means the receipt by a Trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a Trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that

  . the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures we have issued to that Trust,

  . interest payable by us on the Junior Subordinated Debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes or

  . the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

   "Investment Company Event" means the receipt by a Trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that Trust of Trust Preferred Securities.

   Payment of Additional Sums. If a Tax Event described in the first or third bullet-point of the definition of Tax Event above has occurred and is continuing and a Trust is the holder of all the Junior Subordinated Debentures issued by us to that Trust, we will pay, with respect to the Junior Subordinated Debentures, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding Trust Preferred Securities and Trust Common Securities of a Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that Trust has become subject as a result of a Tax Event.

   For more information, see Section 402 of the form of Trust Agreement.

Redemption Procedures

   Trust Preferred Securities of a Trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures held by that Trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a Trust has funds on hand available for the payment of the redemption price. See also "--Subordination of Trust Common Securities."

   If a Trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of any delay, except that, if the Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a Trust or by us pursuant to the Guarantee as described under "DESCRIPTION OF GUARANTEES," distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a Trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a Global Trust Preferred Security, as defined below, in accordance with the depositary's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Junior Subordinated Debentures, on and after the redemption date interest will cease to accrue on the Junior Subordinated Debentures or portions of them called for redemption.

   For more information, see Section 402 of the form of Trust Agreement.

Subordination of Trust Common Securities

   If on any distribution date or redemption date a payment event of default with respect to Junior Subordinated Debentures has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

   In the case of any Event of Default, as defined below, resulting from an event of default with respect to Junior Subordinated Debentures, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any Event of Default under the related Trust Agreement until the effects of all Events of Default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. See "--Events of Default" and "DESCRIPTION OF DEBT SECURITIES--Events of Default." Until all Events of Default under the related Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

   For more information, see Section 403 of the form of Trust Agreement.

Liquidation Distribution Upon Dissolution

   In the event of any liquidation of a Trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that Trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Junior Subordinated Debentures held by that Trust.

   The holders of all the outstanding Trust Common Securities of a Trust have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures held by that Trust to be distributed in liquidation of the Trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the Trust.

   Pursuant to the related Trust Agreement, a Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

  . events of bankruptcy, dissolution or liquidation of Progress Energy or the holder of the Trust Common Securities, as specified in the Trust Agreement;

  . the giving by the holders of the Trust Common Securities issued by the Trust of written direction to the Property Trustee to dissolve the Trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of the Trust Common Securities;

  . the repayment of all the Trust Preferred Securities issued by the Trust in connection with the redemption of all the Trust Securities issued by the Trust as described under "--Redemption"; and

  . the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

For more information, see Section 902 of the form of Trust Agreement.

   If dissolution of a Trust occurs as described in the first, second or fourth bullet-point above, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities issued by the Trust a Like Amount of the related Junior Subordinated Debentures, unless the distribution is not practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the Trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Junior Subordinated Debentures, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See "--Subordination of Trust Common Securities."

   After the liquidation date is fixed for any distribution of Junior Subordinated Debentures we have issued to a Trust,

  . the Trust Preferred Securities issued by that Trust will no longer be deemed to be outstanding,

  . the depositary or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depositary or its nominee and

  . any certificates representing the Trust Preferred Securities not held by the depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

For more information, see Section 904 of the form of Trust Agreement.

   If we do not redeem the Junior Subordinated Debentures we have issued to a Trust prior to the stated maturity and the Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Trust Preferred Securities issued by that Trust, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

   There can be no assurance as to the market prices for Trust Preferred Securities or the related Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Events of Default

   Any one of the following events constitutes an Event of Default with respect to the Trust Preferred Securities issued by a Trust under the related Trust
Agreement:

  . the occurrence of an event of default under the Subordinated Indenture (see "DESCRIPTION OF DEBT SECURITIES--Events of Default");

  . default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . default by the Trust in the payment of any redemption price of any Trust Security issued by that Trust when it becomes due and payable;

  . default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the Trust Agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Trust Agreement;

  . the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

  . the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

For more information, see Section 802 of the form of Trust Agreement.

   Within five business days after the occurrence of any Event of Default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the Event of Default to the respective holders of Trust Securities and the respective Administrators, unless the Event of Default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures, the Property Trustee must notify the holders and the Administrators that we intend to defer these interest payments, unless we have revoked our determination to do so. For more information, see Section 803 of the form of Trust Agreement.

   The applicable Trust Agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. For more information, see Section 801 of the form of Trust Agreement. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities. For more information, see Section 513 of the form of Trust Agreement.

   The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a Trust may waive any past default under the applicable Trust Agreement except:

  .  a default in the payment of principal, premium or interest;

  . a default with respect to certain covenants and provisions of the applicable Trust Agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

  . a default under the Subordinated Indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable Trust Agreement.

For more information, see Section 802 of the form of Trust Agreement.

   If an event of default under the Subordinated Indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of Junior Subordinated Debentures issued by us to a Trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See "--Subordination of Trust Common Securities," "--Liquidation Distribution Upon Dissolution" and "DESCRIPTION OF DEBT SECURITIES--Events of Default."

   We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective Trust Agreement. Also, the Administrators for each Trust must file, on behalf of the respective Trust, a statement as to our compliance with all conditions and covenants under the respective Trust Agreement. Our compliance is to be determined without regard to any grace period or notice requirement under the respective Trust Agreement. For more information, see Section 817 of the form of Trust Agreement.

Voting Rights; Amendment of Trust Agreement

   Except as provided below and under "--Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors" and "DESCRIPTION OF GUARANTEES--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Trust Preferred Securities issued by a Trust will have no voting rights.

   The Trust Agreement applicable to a Trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the Trust,

  . to cure any ambiguity, correct or supplement any provisions in the Trust Agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreements, provided that any the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or

  . to modify, eliminate or add to any provisions of the Trust Agreements to the extent as may be necessary to ensure that a Trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a Trust will not be required to register as an "investment company" under the Investment Company Act.

   The Trust Agreement may be amended by the holders of a majority of the Trust Common Securities and the Property Trustee with

  . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and

  . receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

   Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the Trust Agreement applicable to a Trust may not be amended to

  . change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or

  . restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

For more information, see Section 1002 of the form of Trust Agreement.

   So long as any Junior Subordinated Debentures are held by a Trust, the respective Property Trustee will not

  . direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee under the Subordinated Indenture, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures,

  . waive any past default that is waivable under Section 813 of the Subordinated Indenture,

  . exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or

  . consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where consent shall be required without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities. For more information, see Section 601 of the form of Trust Agreement.

   A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective Trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the Trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action. For more information, see Section 601 of the form of Trust Agreement.

   Any required approval of holders of Trust Preferred Securities issued by a Trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement. For more information, see Sections 602 through 607 of the form of Trust Agreement.

   No vote or consent of the holders of Trust Preferred Securities issued by a Trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable Trust Agreement. See above under "--Redemption."

   Notwithstanding that holders of Trust Preferred Securities issued by a Trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding. For more information, see the definition of "Outstanding" in
Section 101 of the form of Trust Agreement.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

   The Property Trustee or the Delaware Trustee of a Trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that Trust's outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the Trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Trust Agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Trust Agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Trust Agreement. For more information, see Section 811 of the form of Trust Agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

   A Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable Trust Agreement. A Trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a Trust organized as such under the laws of any state, so long as

  .  the successor entity either

   -- expressly assumes all the obligations of the Trust with respect to its Trust Preferred Securities or

   -- substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the Successor Securities, so long as the Successor Securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Junior Subordinated Debentures;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect;

  . the successor entity has a purpose substantially identical to that of the Trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent counsel experienced in relevant matters to the effect that

   -- the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any Successor Securities, in any material respect and

   -- following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . Progress Energy or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee.

   Notwithstanding the foregoing, a Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

   For more information, see Section 905 of the form of Trust Agreement.

Global Securities

   Unless stated otherwise in an applicable prospectus supplement, all of the Trust Preferred Securities will be issued initially as global securities (collectively, the "Global Trust Preferred Securities"). Each Global Trust Preferred Security will be issued in the name of a depositary identified in the applicable prospectus supplement. The Global Trust Preferred Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Trust Agreement.

   As long as the depositary or its nominee is the registered holder of a Global Trust Preferred Security, that person will be considered the sole owner and holder of the Global Trust Preferred Security and the securities represented by it for all purposes under the securities and the Trust Agreement. Except in limited circumstances, owners of a beneficial interest in a Global Trust Preferred Security

  . will not be entitled to have the Global Trust Preferred Security or any securities represented by it registered in their names;

  . will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Trust Preferred Security; and

  . will not be considered to be the owners or holders of the Global Trust Preferred Security or any securities represented by it for any purposes under the securities or the applicable indenture.

   The Property Trustee will make all payments with respect to a Global Trust Preferred Security to the depositary or its nominee as the holder of the Global Trust Preferred Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

   Ownership of beneficial interests in a Global Trust Preferred Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Trust Preferred Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Trust Preferred Security to the accounts of its participants. Ownership of beneficial interests in a Global Trust Preferred Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

  .  the depositary, with respect to participants' interests; or

  . any participant, with respect to interests of persons held by the participants on their behalf.

   Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Trust Preferred Security. None of the following will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Trust Preferred Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

  .  the Trust;

  .  the Property Trustee;

  .  the Delaware Trustee;

  .  the Administrators;

  .  Progress Energy; or

  .  any agent of any of the above.

   The Trust Agreement provides that if:

  . the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

  . the depositary ceases to be eligible under the Trust Agreement and a successor depositary is not appointed by us within 90 days, or

  . we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Trust Preferred Securities will be exchanged for Trust Preferred Securities in definitive form of an equal aggregate Liquidation Amount, in authorized denominations. The depositary will provide to the Property Trustee the name or names in which the Property Trustee is to register these definitive Trust Preferred Securities. For more information, see Section 504 of the form of Trust Agreement.

Expenses and Taxes

   In each of the Trust Agreements, we have agreed to pay

  . all debts and other obligations, other than with respect to the Trust Preferred Securities issued by a Trust and all costs and expenses of the Trust, including

   -- the costs and expenses relating to the organization of a Trust,

   -- the fees and expenses of the Property Trustee and the Delaware Trustee and

   -- the costs and expenses relating to the operation of the Trust, and

  . any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the Trust might become subject.

For more information, see Section 408 of the form of Trust Agreement and
Section 907 of the form of Debt Securities Indenture.

Information Concerning the Property Trustees

   Each Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the applicable Trust Agreement and, after an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. For more information, see Section 801 of the form of Trust Agreement. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreements at the request of any holder of Trust Preferred Securities issued by the respective Trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers. For more information, see Sections 804 and 807 of the form of Trust Agreement.

Miscellaneous

   The Administrators and the Property Trustee relating to each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures held by that Trust will be treated as indebtedness of ours for United States federal income tax purposes. In this connection, each Property Trustee and the holders of Trust Common Securities issued by the respective Trust are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the applicable Trust Agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. For more information, see Section 207(d) of the form of Trust Agreement.

   Holders of the Trust Preferred Securities have no preemptive or similar rights. For more information, see Section 513 of the form of Trust Agreement.

   A Trust may not borrow money or issue debt or mortgage or pledge any of its assets. For more information, see Section 207(b) of the form of Trust Agreement.

Governing Law

   The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                           DESCRIPTION OF GUARANTEES

   Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a Trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will elect a Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related Trust. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of Guarantee Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

General

   We will irrevocably agree to pay in full on a subordinated basis the Guarantee Payments, as defined below, to the holders of the Trust Preferred Securities issued by each Trust, as and when due, regardless of any defense, right of set-off or counterclaim that a Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective Trust, which payments we refer to in this discussion as the "Guarantee Payments," will be subject to the respective Guarantee:

  . any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available for payment of these distributions at this time;

  . the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for payment of the redemption price at this time; and

  . upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the related Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities, the lesser of

   -- the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for these payments at this time, and

   -- the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the Trust.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay these amounts to the holders. For more information, see Section 501 of the form of Guarantee Agreement.

   Each Guarantee will be an irrevocable guarantee on a subordinated basis of the obligations of the respective Trust under its Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make these payments, and is not a guarantee of collection. For more information, see
Section 505 of the form of Guarantee Agreement.

   If we do not make payments on the Junior Subordinated Debentures held by a Trust, the Trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. Both Guarantees will rank subordinate and junior in right of payment to all our Senior Indebtedness. See "--Status of the Guarantees." The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the Subordinated Indenture, any other indenture that we may enter into in the future or otherwise.

   We have, through the Guarantees, the Trust Agreements, the Junior Subordinated Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each Trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust's obligations in respect of its Trust Preferred Securities. See "RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR SUBORDINATED DEBENTURES AND GUARANTEES."

Status of the Guarantees

   Each Guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all our Senior Indebtedness in the same manner as the Junior Subordinated Debentures. For more information, see Section 601 of the form of Guarantee Agreement.

   Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee Payments in full to the extent not paid or distributed by the respective Trust. For more information, see Sections 504 and 505 of the form of Guarantee Agreement.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under "DESCRIPTION OF TRUST PREFERRED SECURITIES--Voting Rights; Amendment of Trust Agreement." For more information, see Section 802 of the form of Guarantee Agreement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding. For more information, see Sections 801 and 804 of the form of Guarantee Agreement.

Events of Default

   An event of default under a Guarantee will occur upon our failure to perform any of our payment or other obligations under the Guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days.

   The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Trust, the Guarantee Trustee or any other person or entity. For more information, see Section 504 of the form of Guarantee Agreement.

   We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee. For more information, see
Section 205 of the form of Guarantee Agreement.

Termination of the Guarantees

   Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective Trust, upon distribution of the related Junior Subordinated Debentures to the holders of the Trust Preferred Securities and under certain instances, upon the exchange of the Guarantee pursuant to an exchange offer for the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee. For more information, see Section 701 of the form of Guarantee Agreement.

Governing Law

   Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

             RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR
                     SUBORDINATED DEBENTURES AND GUARANTEES

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust, to the extent the Trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under "DESCRIPTION OF GUARANTEES." Taken together, our obligations under the related Junior Subordinated Debentures, the Subordinated Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a Trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Trust's obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Junior Subordinated Debentures issued to a Trust, the Trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a Trust when the Trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

   Our obligations under the Junior Subordinated Debentures and the Guarantees are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

   As long as payments are made when due on the Junior Subordinated Debentures issued to a Trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that Trust, primarily because:

  . the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

  . the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

  . we will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to holders of the related Trust Securities; and

  . the applicable Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   Notwithstanding anything to the contrary in the Subordinated Indenture, we have the right to set-off any payment we are otherwise required to make under the Subordinated Indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related Trust or any other person or entity. See "DESCRIPTION OF GUARANTEES."

   A default or event of default under any Senior Indebtedness of ours would not constitute a default or Event of Default in respect of any Trust Preferred Securities. However, in the event of payment defaults under, or acceleration of, our Senior Indebtedness, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the related Junior Subordinated Debentures until the Senior Indebtedness has been paid in full or any payment default under the Subordinated Indenture has been cured or waived. See "ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--Subordination."

Limited Purpose of Trust

   The Trust Preferred Securities issued by a Trust represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from us payments on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a Trust, or from us under a Guarantee, only if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of a Trust, other than any dissolution involving the distribution of the related Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities issued by the Trust will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "DESCRIPTION OF TRUST PREFERRED SECURITIES--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Progress Energy, a Trust, as registered holder of Junior Subordinated Debentures, would be a subordinated creditor of ours, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any of our shareholders receives payments or distributions. Since we are the guarantor under each of the Guarantees and have agreed under the Subordinated Indenture to pay for all costs, expenses and liabilities of each Trust, other than each Trust's obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

Accounting Treatment

   Each Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each Trust. The Trust Preferred Securities issued by the Trusts, along with any other trust preferred securities that we guarantee on an equivalent basis, will be presented as long term debt in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the related Guarantees and the Junior Subordinated Debentures will be included in the notes to our consolidated financial statements. We will record distributions that each Trust pays on the Trust Preferred Securities it issues as an expense in our consolidated statement of income.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the characteristics of our capital stock is qualified in all respect by reference to our articles of incorporation and bylaws, each as amended, copies of which are on file with the Securities and Exchange Commission as Exhibits 3(a)(1) and 3(b)(1), respectively, to our Quarterly Report on Form 10-Q, dated August 14, 2000. Reference is also made to the laws of the State of North Carolina. Our authorized equity capitalization consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share. As of September 30, 2001, 218,739,274 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding.


Common Stock Listing

   Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol "PGN." Any additional Common Stock we issue will also be listed on the NYSE.

Preferred Stock

   Our board of directors has the authority under a "blank check" provision in our articles to issue, without any vote or action by the Progress Energy shareholders, shares of Progress Energy Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption--including sinking fund provisions--liquidation preferences and the number of shares constituting any series. The Progress Energy board of directors may also fix the voting rights, if any, of a series, except that it does not have authority under the "blank check" provision to issue Preferred Stock with more than one vote per share. There are no shares of Progress Energy Preferred Stock outstanding as of the date of this prospectus, and there are no existing agreements or understandings for the designation of any series of Preferred Stock or the issuance of preferred shares.

Common Stock

   This description of the Progress Energy Common Stock assumes that no Progress Energy Preferred Stock is issued and outstanding and that the Progress Energy board of directors has not determined the rights and preferences of any shares of Progress Energy Preferred Stock. The rights and preferences of the Progress Energy Common Stock, as generally described below, may change in relation to any shares of Progress Energy Preferred Stock that might be issued in the future.

 Par Value

   The Progress Energy Common Stock does not have a stated par value. A designated par value is not required under North Carolina law and has no useful purpose under modern corporate practice.

 Dividend Rights

   Subject to the prior rights, if any, of holders of Progress Energy Preferred Stock, holders of Progress Energy Common Stock are entitled to any dividends that might be declared by Progress Energy's board of directors. Progress Energy may purchase or otherwise acquire outstanding shares of Progress Energy Common Stock out of funds or other property legally available for this purpose.

 Voting Rights And Cumulative Voting

   Each share of Progress Energy Common Stock is entitled to one vote on all matters on which holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares of Common Stock voting can elect all of Progress Energy's directors, and in this event the holders of the remaining shares of Common Stock voting--less than 50%-- would not have sufficient votes to elect any directors.

 Preemptive Rights

   The holders of Progress Energy Common Stock have no preemptive rights to purchase additional shares of Progress Energy Common Stock or other securities of Progress Energy.

 Redemption/Conversion

   Shares of Progress Energy Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

 Transfer Agent And Registrar

   The transfer agent and registrar for the Progress Energy Common Stock is EquiServe Trust Company, N.A.

 Dividends

   Holders of Common Stock may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of Preferred Stock. Under certain circumstances, any debt instrument may restrict our ability to pay cash dividends.

 Fully Paid

   All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

 Voting Rights

   Each share of Common Stock is entitled to one vote in the election of directors and other matters. Holders of Common Stock are not entitled to cumulative voting rights.

 Other Rights

   We will notify holders of Common Stock of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after we pay our creditors and holders of Preferred Stock.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   We may issue Stock Purchase Contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to in this prospectus as "Stock Purchase Contracts." The price per share of Common Stock and the number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of units consisting of a Stock Purchase Contract and beneficial interests in debt securities, Trust Preferred Securities, Preferred Stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts, which we refer to in this prospectus as "Stock Purchase Units." The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations under those contracts in a specified manner.

   The applicable prospectus supplement will describe the terms of the Stock Purchase Contracts or Stock Purchase Units, including, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways:

  .  through underwriters or dealers;

  . directly through a limited number of institutional purchasers or to a single purchaser; or

  .  through agents.

   The applicable prospectus supplement will set forth the terms under which the securities are offered, including

  .  the names of any underwriters, dealers or agents;

  .  the purchase price and the net proceeds to us from the sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  .  any initial public offering price; and

  .  any discounts or concessions allowed, re-allowed or paid to dealers.

   We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

   If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

   The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

   Agents and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

   The financial statements and the related financial statement schedule of Progress Energy, Inc., and its consolidated subsidiaries (except for amounts derived from the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000) as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference. The consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries as of December 31, 2000, not separately presented in the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP as stated in their report incorporated in this prospectus by reference from the Progress Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2000. Such financial statements of Progress Energy, Inc. and its consolidated subsidiaries have been incorporated by reference herein in reliance upon the respective reports of Deloitte & Touche LLP and KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

   The financial statements and schedules of Florida Progress Corporation and Florida Power Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

   William D. Johnson, of our legal department, and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us, and Richards Layton & Finger, special Delaware counsel to the Trusts and for us, will issue such opinions for the Trusts. Any underwriters or agents will be advised on issues relating to any offering by their own legal counsel, Pillsbury Winthrop LLP of New York, New York. Hunton & Williams and Pillsbury Winthrop LLP will rely on Richards, Layton and Finger as to matters of Delaware law.

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                             [LOGO] Progress Energy



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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                                                                     Estimated
   Item                                                                Total
   ----                                                              ----------
   Securities and Exchange Commission registration fee.............. $  250,000
   Rating agencies' fees............................................    700,000
   Trustees' fees...................................................    200,000
   Counsels' fees...................................................    400,000
   Accountants' fees................................................    150,000
   Printing and engraving...........................................     60,000
   Blue Sky fees....................................................     25,000
   Miscellaneous....................................................     50,000
                                                                     ----------
     Total.......................................................... $1,835,000

   All amounts other than the registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

   Sections 55-8-51 through 55-8-57 of the North Carolina Business Corporation Act (the "NCBCA") and the Articles of Incorporation and Bylaws of Progress Energy provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Progress Energy has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of Progress Energy also have insurance which insures them against certain liabilities and expenses.

   As authorized by the NCBCA, and to the fullest extent permitted by it, the Progress Energy Articles of Incorporation provide that a Progress Energy director will not be liable to Progress Energy or to any Progress Energy shareholder for monetary damages arising from the director's breach of his or her duties as a director. The NCBCA permits these provisions, except for (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and (iii) any transaction from which the director derived an improper personal benefit.

   The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.

   The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Progress Energy Bylaws provide that any person who is or was a director or officer of Progress Energy and any person who at the request of Progress Energy serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person's status as a director or officer of Progress Energy (i) if that person's acts or omissions is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating Progress Energy or any of its subsidiaries by reason of their being public utility companies or subsidiaries of public utility holding companies, or any amendments to the foregoing laws, or (ii) if that person's acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of Progress Energy.

Item 16. Exhibits.


   *1(a) Form of Underwriting Agreement for Debt Securities.
   *1(b) Form of Underwriting Agreement for Trust Preferred Securities.
   *1(c) Form of Underwriting Agreement for Preferred Stock.
   *1(d) Form of Underwriting Agreement for Common Stock.
   +1(e) Form of Underwriting Agreement for Stock Purchase Units.
    4(a) Amended and Restated Articles of Incorporation, as amended and restated on June 15, 2000 (filed as Exhibit 3(a)(i), Form 10-Q for the fiscal quarter ended June 30, 1999, File No. 1-15929).
    4(b) Bylaws, as amended and restated on June 15, 2000 (filed as Exhibit
         3(b)(i), Form 10-Q for the fiscal quarter ended June 30, 1999, File
         No. 1-15929).
    4(c) Indenture (For Debt Securities), dated February 15, 2001, between the
         Registrant and Bank One Trust Company, N.A., as Trustee (filed as
         Exhibit 4(a), Form 8-K, filed February 27, 2001, File No. 1-15929).
  **4(d) Form of Debt Securities Indenture.
   *4(e) Form of Guarantee Agreement to be delivered by Progress Energy, Inc.
   *4(f) Certificate of Trust of Progress Energy Capital Trust I.
   *4(g) Trust Agreement of Progress Energy Capital Trust I, dated November 6,
         2000.
   *4(h) Certificate of Trust of Progress Energy Capital Trust II.
   *4(i) Trust Agreement of Progress Energy Capital Trust II, dated November 6,
         2000.
   *4(j) Certificate of Trust of Progress Energy Capital Trust III.
   *4(k) Trust Agreement of Progress Energy Capital Trust III, dated November
         6, 2000.
   *4(l) Form of Amended and Restated Trust Agreement.
   +4(m) Form of Stock Purchase Contract Agreement.
   +4(n) Form of Pledge Agreement.
  **5(a) Opinion of Hunton & Williams to Progress Energy, Inc. as to the
         validity of the Senior Debt Securities, Junior Subordinated
         Debentures, Guarantees, Common Stock, Preferred Stock, Stock Purchase
         Contracts and Stock Purchase Units to be issued by Progress Energy,
         Inc.
  **5(b) Opinion of Richards, Layton & Finger, special Delaware counsel, as to the validity of the Trust Preferred Securities to be issued by
         Progress Energy Capital Trust I, Progress Energy Capital Trust II and
         Progress Energy Capital Trust III.
 **12    Computation of Ratios of Earnings to Fixed Charges.
 **23(a) Consent of Hunton & Williams (contained in Exhibit 5(a)).
 **23(b) Consent of Richards, Layton & Finger (contained in Exhibit 5(b)).
 **23(c) Consent of Deloitte & Touche LLP.
 **23(d) Consent of KPMG LLP.
 **23(e) Consent of KPMG LLP.
 **24    Powers of Attorney.
   25(a) Statement of Eligibility of Bank One Trust Company, N.A. to act as
         trustee as to the Debt Securities under the Indenture (For Debt
         Securities), dated February 15, 2001, between the Registrant and Bank
         One Trust Company, N.A., as Trustee (Form 305B2, filed February 14,
         2001, File No. 333-49920).
  +25(b) Statement of Eligibility of            to act as trustee as to the
         Debt Securities under an additional indenture for debt securities.

 +25(c) Statement of Eligibility of            to act as trustee as to the
        Junior Subordinated Debentures.
 +25(d) Statement of Eligibility of            to act as trustee as to the
        Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust I.
 +25(e) Statement of Eligibility of            to act as trustee as to the
        Progress Energy Capital Trust I Trust Preferred Securities.
 +25(f) Statement of Eligibility of            to act as trustee as to the
        Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust II.
 +25(g) Statement of Eligibility of            to act as trustee as to the
        Progress Energy Capital Trust II Trust Preferred Securities.
 +25(h) Statement of Eligibility of            to act as trustee as to the
        Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust III.
 +25(i) Statement of Eligibility of            to act as trustee as to the
        Progress Energy Capital Trust III Trust Preferred Securities.

--------

 *Previously filed as exhibit, Form S-3, No. 333-49920, filed on November 14,
  2000.


**Previously filed as exhibit, Form S-3, No. 333-69738, filed on September 20,
  2001.


 +To be filed subsequent to effectiveness of this registration statement and incorporated by reference.


Item 17. Undertakings.

   (a) The undersigned registrants hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:


     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee under each indenture to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 24th day of October, 2001.


                                          Progress Energy, Inc.


                                                 /s/ William Cavanaugh III
                                          By: _________________________________
                                                   William Cavanaugh III
                                               Chairman, President and Chief
                                                     Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----

    /s/ William Cavanaugh III          President and Chief         October 24, 2001
______________________________________  Executive Officer and
        William Cavanaugh III           Chairman of the Board

     /s/ Peter M. Scott III*           Executive Vice President    October 24, 2001
______________________________________  and Chief Financial
          Peter M. Scott III            Officer

     /s/ Robert H. Bazemore*           Controller and Chief        October 24, 2001
______________________________________  Accounting Officer
          Robert H. Bazemore

       /s/ Edwin B. Borden*            Director                    October 24, 2001
______________________________________
           Edwin B. Borden

       /s/ David L. Burner*            Director                    October 24, 2001
______________________________________
           David L. Burner

      /s/ Charles W. Coker*            Director                    October 24, 2001
______________________________________
           Charles W. Coker

    /s/ Richard L. Daugherty*          Director                    October 24, 2001
______________________________________
         Richard L. Daugherty

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ William O. McCoy*            Director                    October 24, 2001
______________________________________
           William O. McCoy

       /s/ E. Marie McKee*             Director                    October 24, 2001
______________________________________
            E. Marie McKee

     /s/ John H. Mullin, III*          Director                    October 24, 2001
______________________________________
         John H. Mullin, III

      /s/ Richard A. Nunis*            Director                    October 24, 2001
______________________________________
           Richard A. Nunis

    /s/ Carlos A. Saladrigas*          Director                    October 24, 2001
______________________________________
         Carlos A. Saladrigas

       /s/ J. Tylee Wilson*            Director                    October 24, 2001
______________________________________
           J. Tylee Wilson

     /s/ Jean Giles Wittner*           Director                    October 24, 2001
______________________________________
          Jean Giles Wittner


     /s/ William D. Johnson


*By: ___________________________


        William D. Johnson


         Attorney-in-Fact


   Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy Capital Trust I has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 24th day of October, 2001.


                                        Progress Energy Capital Trust I

                                        By Progress Energy, Inc., as Sponsor


                                                 /s/ Thomas R. Sullivan
                                        By: ____________________________________
                                              Thomas R. Sullivan, Treasurer

   Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy Capital Trust II has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 24th day of October, 2001.


                                        Progress Energy Capital Trust II

                                        By Progress Energy, Inc., as Sponsor


                                                 /s/ Thomas R. Sullivan
                                        By: ____________________________________
                                              Thomas R. Sullivan, Treasurer

   Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy Capital Trust III has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 24th day of October, 2001.


                                        Progress Energy Capital Trust III

                                        By Progress Energy, Inc., as Sponsor


                                                 /s/ Thomas R. Sullivan
                                        By: ____________________________________
                                              Thomas R. Sullivan, Treasurer

                               INDEX TO EXHIBITS


 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 *1(a)   Form of Underwriting Agreement for Debt Securities.

 *1(b)   Form of Underwriting Agreement for Trust Preferred Securities.

 *1(c)   Form of Underwriting Agreement for Preferred Stock.

 *1(d)   Form of Underwriting Agreement for Common Stock.

 +1(e)   Form of Underwriting Agreement for Stock Purchase Units.

  4(a) Amended and Restated Articles of Incorporation, as amended and restated on June 15, 2000 (filed as Exhibit 3(a)(i), Form 10-Q for the fiscal quarter ended June 30, 1999, File No. 1-15929).

  4(b)   Bylaws, as amended and restated on June 15, 2000 (filed as Exhibit
         3(b)(i), Form 10-Q for the fiscal quarter ended June 30, 1999, File
         No. 1-15929).

  4(c)   Indenture (For Debt Securities), dated February 15, 2001, between the
         Registrant and Bank One Trust Company, N.A., as Trustee (filed as
         Exhibit 4(a), Form 8-K, filed February 27, 2001, File No. 1-15929).

 **4(d)  Form of Debt Securities Indenture.

 *4(e)   Form of Guarantee Agreement to be delivered by Progress Energy, Inc.

 *4(f)   Certificate of Trust of Progress Energy Capital Trust I.

 *4(g)   Trust Agreement of Progress Energy Capital Trust I, dated November 6,
         2000.

 *4(h)   Certificate of Trust of Progress Energy Capital Trust II.

 *4(i)   Trust Agreement of Progress Energy Capital Trust II, dated November 6,
         2000.

 *4(j)   Certificate of Trust of Progress Energy Capital Trust III.

 *4(k)   Trust Agreement of Progress Energy Capital Trust III, dated November
         6, 2000.

 *4(l)   Form of Amended and Restated Trust Agreement.

 +4(m)   Form of Stock Purchase Contract Agreement.

 +4(n)   Form of Pledge Agreement.

 **5(a) Opinion of Hunton & Williams to Progress Energy, Inc. as to the validity of the Senior Debt Securities, Junior Subordinated
         Debentures, Guarantees, Common Stock, Preferred Stock, Stock Purchase
         Contracts and Stock Purchase Units to be issued by Progress Energy,
         Inc.

 **5(b) Opinion of Richards, Layton & Finger, special Delaware counsel, as to the validity of the Trust Preferred Securities to be issued by Progress Energy Capital Trust I, Progress Energy Capital Trust II and
         Progress Energy Capital Trust III.

 **12    Computation of Ratios of Earnings to Fixed Charges.

 **23(a) Consent of Hunton & Williams (contained in Exhibit 5(a)).

 **23(b) Consent of Richards, Layton & Finger (contained in Exhibit 5(b)).

 **23(c) Consent of Deloitte & Touche LLP.

 **23(d) Consent of KPMG LLP.

 **23(e) Consent of KPMG LLP.

 **24    Powers of Attorney (included herein).

 25(a) Statement of Eligibility of Bank One Trust Company, N.A. to act as trustee as to the Debt Securities under the Indenture (For Debt
         Securities), dated February 15, 2001, between the Registrant and Bank
         One Trust Company, N.A., as Trustee (Form 305B2, filed February 14,
         2001, File No. 333-49920).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 +25(b)  Statement of Eligibility of            to act as trustee as to the
         Debt Securities under an additional indenture for debt securities.

 +25(c)  Statement of Eligibility of            to act as trustee as to the
         Junior Subordinated Debentures.

 +25(d)  Statement of Eligibility of            to act as trustee as to the
         Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust I.

 +25(e)  Statement of Eligibility of            to act as trustee as to the
         Progress Energy Capital Trust I Trust Preferred Securities.

 +25(f)  Statement of Eligibility of            to act as trustee as to the
         Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust II.

 +25(g)  Statement of Eligibility of            to act as trustee as to the
         Progress Energy Capital Trust II Trust Preferred Securities.

 +25(h)  Statement of Eligibility of            to act as trustee as to the
         Guarantee for the benefit of the holders of Trust Preferred Securities of Progress Energy Capital Trust III.

 +25(i)  Statement of Eligibility of            to act as trustee as to the
         Progress Energy Capital Trust III Trust Preferred Securities.

--------

* Previously filed as exhibit, Form S-3, No. 333-49920, filed on November 14, 2000.


** Previously filed as exhibit, Form S-3, No. 333-69738, filed on September 20,
   2001.


+ To be filed subsequent to effectiveness of this registration statement and incorporated by reference.